NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(As Amended and Restated on November 2, 2006 and Effective as of January 1, 2005)

TABLE OF CONTENTS

SECTION 1 PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE	1

1.1 Purpose of Plan	1
1.2 Effective Date	1
1.3 Grandfather Rule for Pre-2005 Accounts	1

SECTION 2 DEFINITION OF TERMS AND CONSTRUCTION	1

2.1 Definitions	1
2.2 Plurals and Gender	3
2.3 Headings	3
2.4 Separate Agreement	3

SECTION 3 DEFERRALS	4

3.1 Deferral Election	4
3.2 Payment Reduction	4
3.3 Effect of Election	4
3.4 Unforeseeable Emergencies	4

SECTION 4 ACCOUNTS	4

4.1 Crediting of Deferrals	4
4.2 Valuation of Account	5

SECTION 5 DISTRIBUTIONS FROM ACCOUNT	7

5.1 Participant’s Payment Election	7
5.2 Irrevocability	7
5.3 Election Changes During Transition Period	7
5.4 Small Accounts	8
5.5 Death Prior to Complete Distribution of Account	8
5.6 Unforeseeable Emergency	8
5.7 Designation of Beneficiary	8
5.8 Domestic Relations Orders	8

SECTION 6 AMENDMENTS AND TERMINATION	9

6.1 Amendments	9
6.2 Termination	9

SECTION 7 MISCELLANEOUS	9

7.1 Rights of Creditors	9
7.2 Agents	9
7.3 Incapacity	9
7.4 Statement of Account	10
7.5 Governing Law	10
7.6 Non-Guarantee of Status	10
7.7 Counsel	10
7.8 Interests Not Transferable	10

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7.9 Entire Agreement	10
7.10 Powers of Administrator	10
7.11 Participant Litigation	11
7.12 Successors and Assigns	11
7.13 Severability	11
7.14 Section 409A	11

ii

NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(As Amended and Restated Effective January 1, 2005)

SECTION 1 PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE

1.1 Purpose of Plan. The Board of each Participating Fund maintains this Deferred Compensation Plan for Independent Directors and Trustees. The purpose of the Plan is to allow the independent directors and trustees of the Participating Funds to defer receipt of all or a portion of the compensation they earn for their service to the Participating Funds in lieu of receiving current payments of such compensation, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of one or more Eligible Funds. Each Board intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Code. The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended.

1.2 Effective Date. This amendment and restatement of the Plan, which is intended to implement the requirements of Section 409A, is generally effective January 1, 2005.

1.3 Grandfather Rule for Pre-2005 Accounts. Notwithstanding anything herein to the contrary, the terms of the Pre-2005 Plan shall apply to the portion (if any) of a Participant’s Account as of December 31, 2004, including credited earnings and losses with respect thereto (the “Grandfathered Account”); provided, however, that with respect to any election change otherwise allowable thereunder, (i) such change may be made only during such annual enrollment periods as the Administrator shall establish, and (ii) if a change in the Participant’s payment election would result in the commencement of payment in a given Plan Year, the change may in no event be made later than the end of the annual enrollment period occurring prior to the first day of such Plan Year. With the exception of this Section 1.3 the provisions of this amended and restated Plan shall not apply to such Grandfathered Account. The Pre-2005 Plan shall be deemed to constitute a separate plan for purposes of Section 409A.

SECTION 2 DEFINITION OF TERMS AND CONSTRUCTION

2.1 Definitions. The following terms as used in this Plan shall have the following meanings:

(a) “Account” shall mean the aggregation of a Participant’s Plan Year Accounts.

(b) “Administrator” shall mean the Boards or such other person or persons as the Boards may from time to time designate, provided that no Participant may serve as Administrator.

(c) “Beneficiary” shall mean such person or persons designated pursuant to Section 5.7 hereof to receive benefits after the death of a Participant.

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(d) “Board” shall mean the Board of Directors or the Board of Trustees of the respective Participating Funds.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(f) “Compensation” shall mean the retainer and fees paid to a Participant (prior to reduction for Deferrals made under this Plan) for serving as a member of the Board of any Participating Fund or as a member of any committee or subcommittee of such Board.

(g) “Deferral” shall mean the amount or amounts of a Participant’s Compensation deferred under the provisions of Section 3.

(h) “Deferral Election” shall mean the Participant’s election under Section 3.1 to defer all or a portion of his or her Compensation.

(i) “Designated Fund” shall have the meaning set forth in Section 4.2(a).

(j) “Eligible Fund” means an open-end fund managed by Nuveen and designated by the Boards as a fund that may be chosen by a Participant as a fund in which the Participant’s Account may be deemed to be invested.

(k) “Net Asset Value” shall mean the per share value of an open-end fund, as determined as set forth in such fund’s registration statement under the 1940 Act, governing instruments and otherwise in accordance with law.

(l) “Nuveen” shall mean Nuveen Investments, Inc. and its affiliates.

(m) “Participant” shall mean a member of a Board who is not an “interested person” of a Participating Fund or of Nuveen, as such term is defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended (“1940 Act”).

(n) “Participating Fund” shall mean an open-end or closed-end fund managed by Nuveen, whether existing at the time of adoption of the Plan or established at a later date, designated by its Board as a fund compensation from which may be deferred by a Participant. Participating Funds shall be listed on Exhibit A to the Plan, which shall be revised from time to time by the Administrator, provided that failure to list a Participating Fund on Exhibit A shall not affect its status as a Participating Fund.

(o) “Payment Election” shall mean an election pursuant to Section 5.1.

(p) “Plan” shall mean this Deferred Compensation Plan for Independent Directors and Trustees, as amended from time to time.

(q) “Plan Year” shall mean the 12-month period beginning January 1 and ending December 31.

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(r) “Plan Year Account” shall mean the book entry account described in Section 4.1(a).

(s) “Pre-2005 Plan” shall mean the Plan as in effect prior to January 1, 2005.

(t) “Section 409A” shall mean Section 409A of the Code.

(u) “Separation from Service” shall mean the first date on which a Participant is no longer a member of any Board.

(v) “Transition Period” shall mean the period commencing January 1, 2005 and ending December 31, 2007 or such later date as may be prescribed by the Internal Revenue Service as the deadline for changing a previous Payment Election without being deemed to result in a violation of the requirements of Section 409A.

(w) “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Circumstances that may constitute an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code). The purchase of a home and the payment of college tuition generally are not Unforeseeable Emergencies. Whether the Participant is faced with an Unforeseeable Emergency permitting an emergency withdrawal shall be determined by the Administrator in its sole discretion, based on the relevant facts and circumstances and applying regulations and other guidance under Section 409A.

(x) “Valuation Date” shall mean the last business day of each calendar quarter and any other day upon which Nuveen makes a valuation of the Account.

2.2 Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

2.3 Headings. The headings and subheadings in this Plan are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.4 Separate Agreement. This Plan shall be construed as a separate agreement between each Participant and each of the Participating Funds.

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SECTION 3 DEFERRALS

3.1 Deferral Election. A Participant may elect to defer all or a specified dollar amount or percentage of the Compensation earned in a Plan Year by such Participant for serving as a member of the Board of any Participating Fund or as a member of any committee or subcommittee thereof. Reimbursement of expenses of attending meetings of the Board, committees of the Board or subcommittees of such committees may not be deferred. Such election shall be made by executing before the first day of such Plan Year such election Notice as the Administrator may prescribe; provided, however, that upon first becoming eligible to participate in the Plan by reason of appointment to a Board, a Participant may file a Deferral Election not later than 30 days after the effective date of such appointment, which election shall apply to Compensation earned in the portion of the Plan Year commencing the day after such election is filed and ending on the last day of such Plan Year.

3.2 Payment Reduction. While a Deferral Election is in effect, deferrals described in Section 3.1 shall be withheld, based upon the percentage or dollar amount elected, from each payment of Compensation to which the Participant would otherwise have been entitled but for his Deferral Election. If a dollar amount is elected, 100% of each payment of Compensation from each Participating Fund during the Plan Year will be deferred until such amount is reached.

3.3 Effect of Election.

(a) A Deferral Election pursuant to Section 3.1 shall apply only to the Plan Year for which it is made.

(b) A Deferral Election shall be irrevocable except to the extent otherwise provided in Section 3.3(b) and Section 3.4.

3.4 Unforeseeable Emergencies. In the event of a Participant’s Unforeseeable Emergency on account of which the Participant receives a withdrawal pursuant to Section 5.6, the Participant’s Deferral Election shall be canceled.

SECTION 4 ACCOUNTS

4.1 Crediting of Deferrals.

(a) The Administrator shall establish a book entry account (“Plan Year Account”) to which will be credited an amount equal to the Participant’s Deferrals under this Plan with respect to such Plan Year. Any Compensation for a Plan Year earned by a Participant which he has elected to defer pursuant to the Plan will be credited to such Participant’s Plan Year Account on the date such Compensation otherwise would have been payable to such Participant.

(b) Each amount that a Participant elects to defer shall be allocated among all Participating Funds for which the Participant serves as a director or trustee in the same proportion that the Participant’s Compensation would have been allocated if it had not been deferred, and all subsequent earnings credited, and all distributions, losses and expenses charged, to the Participant’s Account, shall be allocated among the Participating

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Funds in the same manner. The obligations of the Participating Funds to pay their respective allocated shares of a Participant’s Account shall be several and not joint.

(c) The Plan Year Account shall be debited to reflect any distributions from such Account. Such debits shall be allocated to the Plan Year Account as of the date such distributions are made.

4.2 Valuation of Account.

(a) Each Board shall from time to time designate one or more open-end funds managed by Nuveen as Eligible Funds. A Participant, on his Deferral Election form, shall have the right to select from the then-current list of Eligible Funds one or more funds in which his Account shall be deemed invested as set forth in this Section 4.2 (“Designated Funds”). A Participant shall designate whether his election pursuant to this Section 4.2(a), or change in election pursuant to Section 4.2(b), is to apply to his entire Account or to one or more Plan Year Accounts as specified in the election. A Participant may designate an Eligible Fund even if he is not a member of the Board of that Eligible Fund. Except as provided below, amounts credited to a Participant’s Account shall be treated as though such amounts had been invested and reinvested in shares of the Participant’s Designated Funds, initially calculated as follows:

(i) the product of

(A) the amount of such Deferrals and

(B) the percentage of such Deferrals to be deemed invested in that Designated Fund, divided by

(ii) the Designated Fund’s Net Asset Value per share as of the date such amount is so credited.

(b) As of the last day of each calendar year, by written election delivered to the Administrator not less than 15 days prior to the end of such year, each Participant may direct that the Designated Funds in which his or her Account is deemed invested be changed. Any election to change such investment direction shall indicate the dollar amount or percentage of the balance in such Account (determined based on the then current Net Asset Value of each Designated Fund in which the Account is deemed invested immediately prior to giving effect to such investment change) to be invested in each such Designated Fund. The number of shares of each Designated Fund to be deemed held in the Participant’s Account following such investment change shall be calculated as follows:

(i) the product of

(A) the balance in such Account and

(B) the percentage of such balance to be deemed invested in that Designated Fund divided by

(ii) the Designated Fund’s Net Asset Value per share as of the last day of such calendar year.

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(c) If a Designated Fund shall pay a stock dividend on, or split, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Participant’s Account shall be adjusted as though shares of such Designated Fund were actually held by the Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event.

(d) On each payment date of dividends or capital gains distributions declared on shares of any Designated Fund in which a Participant’s Account is deemed invested, the Account will be credited with book adjustments representing all dividends or capital gains distributions which would have been realized had such account been invested in shares of such Designated Fund and such dividend or capital gains distribution had been received and reinvested.

(e) The value of a Plan Year Account on any Valuation Date shall be the sum of (i) the number of shares of each Designated Fund deemed to be held in the Plan Year Account as provided by the preceding paragraphs, multiplied by (ii) the Net Asset Value per share of such Designated Fund on the Valuation Date.

(f) On each date upon which a distribution of less than the entire balance is to be charged to a Participant’s Plan Year Account, the amount of such distribution shall, unless the Participant otherwise specifies in accordance with rules established by the Administrator, be allocated among all of the Designated Funds in which the Plan Year Account is deemed to be invested in proportion to the aggregate value of the number of deemed shares of each such Designated Fund, and the number of deemed shares of each such Designated Fund shall then be reduced by the portion of the distribution allocated to such Designated Fund divided by the Net Asset Value per share of such Designated Fund on the date on which the distribution is charged.

(g) Unless and until each Board otherwise determines, the Eligible Funds shall include only one or more open-end funds managed by Nuveen. Open-end funds that cease to be managed by Nuveen shall automatically cease to be Eligible Funds, unless one of the Boards otherwise determines with respect to Participants that are members of such Board. Either Board may at any time remove any open-end fund from the list of Eligible Funds, or may add any open-end fund (whether or not managed by Nuveen), for Participants who are members of that Board. If an Eligible Fund is removed from the list of Eligible Funds for any reason then no further deferrals shall be deemed invested in such fund and, unless the Board otherwise determines, the Administrator shall give each Participant whose Account is deemed to be invested in such Eligible Fund a reasonable period to submit a new designation, and any Participant who fails to submit a new designation shall be subject to the provisions of the last sentence of Section 3.2(h) below.

(h) As of each Valuation Date, income, gain and loss equivalents (determined as if the Account were invested in the manner set forth under Section 4.2(a) above) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant’s Plan Year Accounts. Except as provided below, the Participant’s Plan Year Accounts shall receive a return in accordance with his investment designations, provided such designations conform to the provisions of this Section. If:

(i) the Participant does not furnish the Administrator with a written designation,

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(ii) the written designation from the Participant is unclear, or

(iii) less than all of the Participant’s Account is covered by such written designation,

then the Participant’s Account shall receive no return until such time as the Participant shall provide the Administrator with instructions.

SECTION 5 DISTRIBUTIONS FROM ACCOUNT

5.1 Participant’s Payment Election.

(a) Simultaneously with the filing of a Deferral Election for a Plan Year pursuant to Section 3.1, a Participant shall elect on such form as the Administrator may prescribe the time and manner in which the corresponding Plan Year Account shall be distributed. Such election shall specify (i) whether the Plan Year Account is to be paid in a lump sum, in 20 substantially equal quarterly installments, five substantially equal annual installments, and (ii) the year in which such lump-sum payment is to be made and/or such installments are to commence. For purposes of clause (ii) of the preceding sentence a Participant may specify either (i) the time of the Participant’s Separation from Service, (ii) a specific date (irrespective of whether such date is before or after the Participant’s Separation from Service), or (iii) the earlier of the Participant’s Separation from Service or a specific date.

(b) A Participant’s Payment Election shall apply only to the Plan Year Account for which it is made.

(c) Except as otherwise provided in this Section 5, the balance in a Participant’s Plan Year Account shall be paid in accordance with the Participant’s valid Payment Election made for such Plan Year Account pursuant to this Section 5. The portion of a Participant’s Plan Year Account payable in a given year pursuant to such election shall be paid no earlier than the first day of such year and no later than the last day of such year or, if applicable, the date specified in Section 5.5.

5.2 Irrevocability. Except as otherwise provided in this Section 5, a Participant’s Payment Election shall be irrevocable.

5.3 Election Changes During Transition Period. During such election change periods occurring during the Transition Period as the Administrator may establish, a Participant may change his or her Payment Election with respect to any Plan Year Accounts, provided that such a change made after December 31, 2005 may not change the timing of payments that the Participant would otherwise receive in the year in which the change is made, or cause payments to be made in the year in which such change is made.

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5.4 Small Accounts. In the event of a Participant’s Separation from Service at a time when the amount in his or her Account does not exceed $10,000, such amount shall be paid within 2 1/2 months following such Separation from Service.

5.5 Death Prior to Complete Distribution of Account. If a Participant dies prior to the commencement of the distribution of the amounts credited to his Account, the balance of such Account shall be distributed to his Beneficiary in a lump sum as soon as practicable after the Participant’s death. If a Participant dies after the commencement of such distributions, but prior to the complete distribution of his Account, the balance of the amounts credited to his Account shall be distributed to his Beneficiary over the remaining period during which such amounts were otherwise distributable to the Participant under Section 5.1 hereof.

5.6 Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, such Participant may request an emergency withdrawal from his or her Account. Any such request shall be subject to the approval of the Administrator, which approval shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise or (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). A Participant may withdraw all or a portion of his or her Account due to an Unforeseeable Emergency; provided, however, that the withdrawal shall not exceed the amount reasonably needed to satisfy the need created by the Unforeseeable Emergency.

5.7 Designation of Beneficiary. For the purposes of Section 5.5 hereof, the Participant’s Beneficiary shall be the person or persons so designated by the Participant in a written instrument submitted to the Administrator. Subject to rules established by the Administrator, a Participant may designate multiple or alternative Beneficiaries, and may change his Beneficiary at any time without the consent of any prior Beneficiary; provided that no change of a Beneficiary shall be effective unless and until actually received, in proper form, by the Administrator during the Participant’s life. The Administrator’s determination of the person eligible to receive the Account of a deceased Participant, if made in good faith, shall be final and binding on all parties. If a Participant fails to properly designate a Beneficiary or if his Beneficiary predeceases him, his Beneficiary shall be his estate.

5.8 Domestic Relations Orders. If any judgment, decree or order (including approval of a property settlement agreement) which (i) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant, and (ii) is made pursuant to a state or foreign domestic relations law (including a community property law) directs assignment of a portion of a Participant’s Account to a spouse, former spouse, child, or other dependent of a Participant, such amount may be paid in a lump-sum cash payment at the request of the person to whom assignment is directed to be made as soon as administratively possible after the Administrator’s receipt of the signed order, as long as the order (or a written direction to the Administrator of how to interpret the order, signed by the Participant and the person to whom the order directs assignment) clearly specifies the amount of the Account assigned and the timing of payment to the person to whom the assignment is made.

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SECTION 6 AMENDMENTS AND TERMINATION

6.1 Amendments. The Boards reserve the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of both Boards, except that no amendment shall reduce the balance in any Participant’s Account, or (unless necessary to comply with the 1940 Act or other applicable law) significantly delay the time at which such balance is payable without the consent of the Participant affected.

6.2 Termination. Each Board may terminate this Plan at any time by action of the Board. If one Board elects to terminate the Plan with respect to the Participants who are members of such Board, the Plan shall remain in effect with respect to Participants who are members of one or more other Boards. Upon termination, payment of each Participant’s then current Account value shall be made in such manner as the Administrator shall determine consistent with the requirements of Section 409A.

SECTION 7 MISCELLANEOUS

7.1 Rights of Creditors.

(a) This Plan is unfunded. With respect to the payment of amounts credited to a Participant’s Account, the Participant and his Beneficiaries have the status of unsecured creditors of the Participating Fund to which such Account relates. The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property or any kind possessed by the Participating Funds. To the extent that a Participant or any other person acquires a right to receive payments from the Participating Funds, such right shall be no greater than the right of an unsecured general creditor.

(b) This Plan is executed on behalf of each Participating Fund by an officer of that Participating Fund as such and not individually. Any obligation of a Participating Fund hereunder shall be an unsecured obligation of that Participating Fund and not of any other person.

7.2 Agents. Each Participating Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. Each Participating Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

7.3 Incapacity. If the Administrator shall receive evidence satisfactory to it that a Participant or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Participant or Beneficiary and that no guardian, committee or other representative of the estate of the Participant or Beneficiary shall have been duly appointed, a Participating Fund may make payment of such benefit otherwise payable to the Participant or Beneficiary to such other person or institution, including a custodian under a Uniform Transfers to Minors Act or corresponding legislation (who shall be an adult, a guardian

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of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

7.4 Statement of Account. The Administrator will furnish each Participant with a statement setting forth the value of such Participant’s Plan Year Accounts as of the end of each calendar year and all credits to and payments from such Plan Year Accounts during such year. Such statements will be furnished no later than 60 days after the end of each calendar year.

7.5 Governing Law. This Plan shall be governed by the laws of the State of Illinois.

7.6 Non-Guarantee of Status. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of a Participant to be, or remain as, a director or a trustee of a fund, or to receive any, or any particular rate of, Compensation.

7.7 Counsel. Each Board may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

7.8 Interests Not Transferable. A Participant’s and Beneficiaries’ interests in the Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; no Participating Fund shall recognize the rights of any party under this Plan except those of the Participant or his Beneficiary; provided that this Section 7.8 shall not preclude a Participating Fund from offsetting any amount payable to a Participant hereunder by any amount owed by such Participant to that Participating Fund or to Nuveen.

7.9 Entire Agreement. This Plan contains the entire understanding between each Participating Fund and the Participants with respect to the payment of non-qualified deferred compensation by a Participating Fund to the Participants.

7.10 Powers of Administrator. In addition to other powers specifically set forth herein, the Administrator shall have all power and authority necessary or convenient for the administration of this Plan, including without limitation the authority to:

(a) construe and interpret the Plan, and resolve any inconsistency or ambiguity with respect to any of its terms;

(b) decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c) prescribe rules and procedures to be followed by Participants or Beneficiaries in making any election or taking any action provided for herein, which rules and procedures may alter any provision of the Plan that is administrative or ministerial in nature without the necessity for an amendment;

(d) allocate Accounts among the Eligible Funds;

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(e) maintain all the necessary records for the administration of the Plan;

(f) delegate any of it duties or powers under the Plan to any other person acting under its supervision; and

(g) do all other acts which the Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

Any rule or procedure adopted by the Administrator, or any decision, ruling or determination made by the Administrator, in good faith shall be final, binding and conclusive on all Participating Funds, Participants, Beneficiaries and all persons claiming through them. The authority of the Administrator may be exercised by such person as the Chief Executive Officer of the Administrator may designate or, in the absence of a specific designation, by those officers and employees of the Administrator whose normal duties include payment of compensation to independent directors and trustees.

7.11 Participant Litigation. In any action or proceeding regarding the Participants or their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against either Board, any Participating Fund, the Administrator, or any of their respective officers, directors, trustees, employees or agents (an “indemnified party”), by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to the indemnified party of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of each of the indemnified parties from any and all liability and obligation not involving willful misconduct or gross neglect.

7.12 Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Participating Funds and their successors and assigns and to the Participants and their heirs, executors, administrators and personal representatives.

7.13 Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

7.14 Section 409A. The Plan is intended to comply with the requirements of Section 409A and shall be interpreted in a manner consistent therewith. Accordingly, notwithstanding any provisions of the Plan to the contrary:

(a) The Plan shall be operated at all times in accordance with the requirements of Section 409A and, in the event of any inconsistency between any provision of the Plan and Section 409A, the provisions of Section 409A shall control.

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(b) Any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect.

(c) Any provision required by Section 409A to appear in the Plan document that is not expressly set forth herein shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein.

Nuveen Intermediate Duration Municipal Bond Fund

Nuveen Municipal Value Fund, Inc.

Nuveen Insured Municipal Opportunity Fund, Inc.

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Performance Plus Municipal Fund, Inc.

Nuveen Quality Income Municipal Fund, Inc.

Nuveen Municipal Market Opportunity Fund, Inc.

Nuveen Municipal Advantage Fund, Inc.

Nuveen Premium Income Municipal Fund 2, Inc.

Nuveen Premium Income Municipal Fund 4, Inc.

Nuveen Insured Quality Municipal Fund, Inc.

Nuveen Insured Municipal Bond Fund

Nuveen Investment Quality Municipal Fund, Inc.

Nuveen Insured Premium Income Municipal Fund 2

Nuveen Select Quality Municipal Fund, Inc.

Nuveen Ohio Municipal Bond Fund

Nuveen New York Quality Income Municipal Fund, Inc.

Nuveen New York Select Quality Municipal Fund, Inc.

Nuveen California Select Quality Municipal Fund, Inc.

Nuveen California Quality Income Municipal Fund, Inc.

Nuveen Limited Term Municipal Bond Fund

Nuveen Kentucky Municipal Bond Fund

Nuveen Premier Municipal Income Fund, Inc.

Nuveen Premier Insured Municipal Income Fund, Inc.

Nuveen New York Insured Municipal Bond Fund

Nuveen Florida Municipal Bond Fund

Nuveen Florida Investment Quality Municipal Fund

Nuveen Pennsylvania Investment Quality Municipal Fund

Nuveen All-American Municipal Bond Fund

Nuveen Pennsylvania Premium Income Fund 2

Nuveen New York Performance Plus Municipal Fund, Inc.

Nuveen Insured Florida Premium Income Municipal Fund

Nuveen Florida Quality Income Municipal Fund

Nuveen Tennessee Municipal Bond Fund

Nuveen California Investment Quality Municipal Fund, Inc.

Nuveen California Performance Plus Municipal Fund, Inc.

Nuveen Insured California Premium Income Municipal Fund 2, Inc.

Nuveen New Jersey Premium Income Municipal Fund, Inc.

Nuveen Large-Cap Value Fund

Nuveen High Yield Fund

Nuveen Preferred and Convertible Income Fund

Nuveen Preferred and Convertible Income Fund 2

Nuveen Quality Preferred Income Fund

Nuveen Quality Preferred Income Fund 2

Nuveen Quality Preferred Income Fund 3

Nuveen NWQ Multi-Cap Value Fund

Nuveen Equity Premium Opportunity Fund

Nuveen Equity Premium Income Fund

Exhibit A - Page 12

Nuveen New Jersey Investment Quality Municipal Fund, Inc. Nuveen New York Investment Quality Municipal Fund, Inc.

Nuveen Equity Premium Advantage Fund

Nuveen Equity Premium and Growth Fund

Nuveen Real Estate Income Fund

Nuveen Tradewinds International Value Fund

Nuveen Dividend Advantage Municipal Fund

Nuveen Dividend Advantage Municipal Fund 2

Nuveen Dividend Advantage Municipal Fund 3

Nuveen Floating Rate Income Fund

Nuveen Floating Rate Income Opportunity Fund

Nuveen Insured Dividend Advantage Municipal Fund

Nuveen California Dividend Advantage Municipal Fund

Nuveen California Dividend Advantage Municipal Fund 3

Nuveen California Quality Income Municipal Fund, Inc.

Nuveen Municipal High Income Opportunity Fund

Nuveen Diversified Dividend and Income Fund

Nuveen Insured Tax-Free Advantage Municipal Fund

Nuveen Tax-Advantaged Total Return Fund

Nuveen New York Municipal Bond Fund

Nuveen California Dividend Advantage Municipal Fund 2

Nuveen Virginia Municipal Bond Fund

Nuveen Senior Income Fund

Nuveen California Municipal Bond Fund

Nuveen Connecticut Municipal Bond Fund

Nuveen Tax-Advantaged Floating Rate Fund

Exhibit A - Page 13

EXHIBIT A

NUVEEN OPEN-END AND CLOSED-END FUNDS

DEFERRED COMPENSATION PLAN FOR INDEPENDENT

DIRECTORS AND TRUSTEES

Exhibit A - Page 14